As filed with the Securities and Exchange Commission on June 29, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	02-0636095 (I.R.S. Employer Identification No.)
121 South 17th Street
Mattoon, Illinois 61938-3987
(Address of principal executive offices)
Consolidated Communications, Inc. 401(k) Plan
Consolidated Communications 401(k) Plan For Texas Bargaining Associates
(Full title of the plan)
Steven L. Childers
Chief Financial Officer
Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, Illinois 61938-3987
(Name and address of agent for service)
(217) 235-3311
(Telephone number, including area code, of agent for service)
Copy to:
Alexander A. Gendzier, Esq.
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
(212) 556-2100
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	Maximum	Maximum	Amount of
Securities to	to be	Offering Price	Aggregate	Registration
be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Fee (3)
Common Stock, par value $0.01 per share	1,000,000 shares	$15.69	$15,690,000	$1,679

(1)	Represents an estimate of the maximum number of shares of common stock, $0.01 par value per share (the “Common Stock”) of Consolidated Communicated Holdings, Inc. (the “Registrant”) that may be purchased under the Consolidated Communications, Inc. 401(k) Plan and the Consolidated Communications 401(k) Plan for Texas Bargaining Associates (together, the “Plans”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover an indeterminate amount of interests to be offered or sold pursuant to the Plans. The shares of Common Stock to be issued pursuant to the Plans and registered hereunder will be purchased through open-market or privately negotiated transactions and will not increase the number of issued and outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices per share of Common Stock, as reported on the Nasdaq National Market on June 26, 2006. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required with respect to the interests in the Plans covered by this Registration Statement.
(3)	Previously paid. Pursuant to Rule 457(p) under the Securities Act, the filing fee is being offset by a filing fee previously paid by the Registrant upon the initial filing of the Registration Statement on Form S-1 (File No. 333-121086) on December 8, 2004.

EXPLANATORY NOTE
     This Registration Statement relates to shares of common stock, $0.01 par value per share (the “Common Stock”), of Consolidated Communications Holdings, Inc. (the “Registrant”) that may be offered or sold to employees of the Registrant and its subsidiaries under the Consolidated Communications, Inc. 401(k) Plan and the Consolidated Communications 401(k) Plan for Texas Bargaining Associates (collectively, the “Plans”) through allocations to a participant’s 401(k) account. Since the shares of Common Stock registered hereby will be purchased through open-market or privately negotiated transactions, such transactions do not involve the original issuance by the Registrant of any shares of Common Stock or result in a change in the number of issued and outstanding shares of Common Stock of the Registrant.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Plans, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus meeting the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:
(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Commission on March 28, 2006;

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the Commission on May 12, 2006; and

(c)	the description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 000-51446), filed with the Commission on July 19, 2005.
     In addition, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
     The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.
     Not applicable.

Item 6.	Indemnification of Directors and Officers.
     The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.
     The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL and except as otherwise provided in the Registrant’s amended and restated bylaws, none of the Registrant’s directors will be liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty. In addition, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws permit indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of the Registrant, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the Registrant’s request to the fullest extent authorized under the DGCL against all expenses, liabilities and losses reasonably incurred by such person. Further, the Registrant’s amended and restated bylaws provide the Registrant may purchase and maintain insurance on the Registrant’s own behalf and on behalf of any other person who is or was a director, officer or agent of the Registrant or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.
     A list of exhibits filed with this Registration Statement is in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.
     Pursuant to Item 8(a), the shares of Common Stock registered hereby will be purchased through open-market or privately negotiated transactions. Therefore, an opinion regarding the legality of the securities is not required.
     Pursuant to Item 8(b), in lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Registrant will submit or has submitted the Plans and any amendment to the Plans to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.	Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on this 29th day of June, 2006.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Steven L. Childers

Name: Steven L. Childers
Title: Chief Financial Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes each of Robert J. Currey and Steven L. Childers his true and lawful attorney-in-fact, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments (including any post-effective amendments and supplements) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Robert J. Currey Robert J. Currey	President, Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2006

/s/ Steven L. Childers Steven L. Childers	Chief Financial Officer (Principal Financial and Accounting Officer)	June 29, 2006

/s/ Richard A. Lumpkin Richard A. Lumpkin	Chairman of the Board of Directors	June 29, 2006

/s/ Jack W. Blumenstein Jack W. Blumenstein	Director	June 29, 2006

/s/ Roger H. Moore Roger H. Moore	Director	June 29, 2006

/s/ Maribeth S. Rahe Maribeth S. Rahe	Director	June 29, 2006

     The Plans. Pursuant to the requirements of the Securities Act of 1933, each of the Consolidated Communications Holdings, Inc. 401(k) Plan and the Consolidated Communications 401(k) Plan for Texas Bargaining Associates has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on the 29th day of June, 2006.

CONSOLIDATED COMMUNICATIONS, INC. 401(K) PLAN

CONSOLIDATED COMMUNICATIONS 401(K) PLAN FOR TEXAS BARGAINING ASSOCIATES

By:	Consolidated Communications, Inc., as Plan Administrator

	By:	/s/ Vivian Schott

Name: Vivian Schott
Title: Authorized Signatory

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation *

4.2	Amended and Restated Bylaws *

4.3	Specimen Common Stock Certificate *

4.4	2005 Long-Term Incentive Plan *

23.1	Consent of Ernst & Young LLP

23.2	Consent of Deloitte & Touche LLP

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (file No. 333-121086).